NAME OF REGISTRANT

Franklin Global Trust
File No. 811-10157

EXHIBIT ITEM No. 77M: Mergers

Pursuant to a Plan of Reorganization made by and between Franklin Custodian Funds ("FCF") on behalf of its series, Franklin Growth Fund ("Growth Fund") and Franklin Global Trust ("FGT") on behalf of its series, Franklin Large Cap Equity Fund ("Large Cap Equity Fund"), the Growth Fund has acquired all of the property, assets and goodwill of Large Cap Equity Fund on March 9, 2016, in exchange solely for shares of common stock of Growth Fund and the distribution, pursuant to the Agreement of Merger, of the Large Cap Equity Fund shares of common stock to Growth Fund.